BAZI NATURAL ENERGY SHOTS® NOW AVAILABLE AT

SELECT RITE AID STORES

DENVER, CO. – (PR NEWSWIRE) – September 1, 2011 – BAZI International, Inc. (OTCBB: BAZI) announced today that the BAZI Natural Energy Shot is now available at select Rite Aid stores across the country.  BAZI®, an energy shot with eight super fruits, a variety of phytonutrients, antioxidants, vitamins and trace minerals, can be found at more than 2,000 Rite Aid stores nationwide with GNC LiveWell™ store-within-a-store locations.

“As we continue to aggressively build out our nationwide distribution, we are excited to have the BAZI Natural Energy Shot available at select Rite Aid stores,” stated Debbie Wildrick, Chief Executive Officer.  “We are seeing great response by retailers and distributors as they learn about BAZI and the healthy benefits of our product.  This is the first healthy energy shot available on the market and retailers and distributers alike see the value of such a product for the health conscious consumer.”

ABOUT BAZI®

BAZI International, Inc. is a provider of healthy energy shots designed to help enhance physical health and overall performance.  BAZI® is a concentrated energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot.  BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkBAZI.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to BAZI International, Inc. are intended to identify such forward-looking statements.  BAZI International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in BAZI's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact

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